Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121                858-373-1600      www.infosonics.com

For Immediate Release

Contact:

Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-395-2215
ir@infosonics.com	jmills@icrinc.com or apooley@icrinc.com

INFOSONICS RECEIVES COMPLIANCE RESPONSE
FROM AMERICAN STOCK EXCHANGE

SAN DIEGO, CA, December 19, 2005- InfoSonics Corporation (AMEX: IFO), one of the largest distributors of wireless handsets in the United States and Latin America, today announced that it has received approval from the American Stock Exchange (“AMEX”) to list additional restricted shares of common stock issued as part of the purchase price in the acquisition of the Argentina operations (Primasel).  This approval resolves a compliance deficiency.

On December 13, 2005, the Company filed an application to list additional shares on the AMEX.  On December 14, 2005, the Company received a warning letter from the staff of the AMEX that it was not in compliance with Section 301 of the AMEX Company Guide because the 120,000 restricted shares of common stock issued in connection with the Primasel acquisition were issued without prior approval from the AMEX.  On December 19, 2005 the Company received approval notification for the application.

About InfoSonics Corporation

InfoSonics is one of the largest distributors of wireless handsets and accessories in the United States and Latin America. For the wireless telecommunications industry, InfoSonics provides flexible and cost effective solutions, including purchasing, marketing, selling, warehousing, order assembly, programming, packing, shipping, and delivery. InfoSonics supports manufacturers in moving their products to agents, resellers, distributors, independent dealers, retailers and wireless network operators in the U.S. and Latin America. For additional information, please visit http://www.infosonics.com.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements.  Some of these uncertainties and risks include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers, our ability to maintain commercially feasible margins given significant competition, and other factors. In addition, references to past operating results should not be considered to be indicative of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  InfoSonics undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risks described in other documents that InfoSonics files from time to time with the Securities and Exchange Commission (“SEC”), including our Form 10-K for the year ended December 31st 2004 and our Forms 10-Q for the quarter ended September, 30 2005 and prior periods.